Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 1, 2017,

between

Fidelity Management & Research Company

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Advisor Series II	Fidelity Series Investment Grade Securitized Fund	Fixed Income	07/19/2018
Fidelity Hereford Street Trust	Fidelity Series Treasury Bill Index Fund	Fixed Income	07/19/2018
Fidelity Income Fund	Fidelity Series Government Bond Index Fund	Fixed Income	07/19/2018
Fidelity Salem Street Trust	Fidelity Series Corporate Bond Fund	Fixed Income	07/19/2018
Fidelity Salem Street Trust	Fidelity Series Government Money Market Fund	Money Market	01/14/2016
Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund	Fixed Income	07/16/2009
Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	Fixed Income	09/18/2008
Fidelity Salem Street Trust	Fidelity Series Long-Term Treasury Bond Index Fund	Fixed Income	04/14/2016
Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund	Fixed Income	11/20/2014
Fidelity School Street Trust	Fidelity Series International Credit Fund	Fixed Income	07/25/2017

Agreed and Accepted

as of October 5, 2018

Fidelity Management & Research Company	FMR Investment Management (U.K.) Limited

By:

/s/Christopher Rimmer

By:

/s/Mark D. Flaherty

Name:

Christopher Rimmer

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director